EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

November 6, 2020

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of SavMobi Technology, Inc. of our report dated August 29, 2017, with respect to the balance sheet as of May 31, 2017, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years ended May 31, 2017, which appears on May 31, 2018 Amendment No. 2 to Form 10-K/ of Savmobi Technology, Inc.

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111